Exhibit 16.1

November 9, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

We have read Item 4.01 of Form 8-K/A dated November 9, 2006, of NetBank, Inc. and are in agreement with the statements contained in the first four paragraphs in the section, “Item 4.01 Changes in Registrant’s Certifying Accountant.”

We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP